Exhibit 99.2

Eastern Insurance Holdings, Inc. Eastern Alliance Insurance Company Allied Eastern Indemnity Company Eastern Life & Health Insurance Company Employers Alliance, Inc.

DATE: June 19, 2007	FINANCIAL CONTACT:
Kevin Shook, Chief Financial Officer
(717) 735-1660
kshook@eains.com

FOR IMMEDIATE RELEASE	MARKETING CONTACT:
Bob Gilpin, Sr. Vice President Marketing
(717) 239-1641
bgilpin@eains.com

EASTERN LIFE & HEALTH ANNOUNCES FINANCIAL

STRENGTH RATING UPGRADE TO A- (EXCELLENT)

(Lancaster, PA) – Eastern Life & Health Insurance Company (“Eastern Life & Health, ELH”), a domestic life and health insurance company and a member of Eastern Insurance Holdings, Inc. (“EIHI”) (Nasdaq: EIHI) today announced that A.M. Best Co. raised its rating to A- (“Excellent”) with a stable outlook. As a condition of receiving the upgraded rating, EIHI has entered into a guaranty of ELH’s loss reserves and certain other liabilities.

Bruce Eckert, Chief Executive Officer of EIHI, stated “Achieving the A- rating positions Eastern Life & Health to compete for additional customers in our existing market place.”

In upgrading ELH to an A-, A.M. Best Co. noted that ELH “maintains a very strong risk-based capital ratio,” and recognized ELH’s improved underwriting performance, renewal retention rates and recent improved loss ratios across its core business lines.

Founded in 1910, ELH provides group life, dental and disability insurance to customers in 16 states. ELH is licensed in 41 jurisdictions and markets and distributes its products through independent general agencies to approximately 1,900 independent producers. ELH is located at 25 Race Avenue in Lancaster, Pennsylvania. The company’s Web address is www.elhins.com.

The Eastern Alliance Insurance Building · 25 Race Avenue · P.O. Box 83777 · Lancaster, PA 17608-3777

888.654.7100 · Fax 717.399.3781 · www.easterninsuranceholdings.com · www.eains.com · www.elhins.com

June 19, 2007	ELH Upgraded to A- (Excellent) by A.M. Best Co.

ELH is a member of the Eastern Insurance Holdings, Inc. (EIHI) family of companies. EIHI operates through its subsidiaries a domestic casualty insurance group specializing in workers’ compensation, a domestic accident and life insurance company, an offshore specialty reinsurance company and a third-party claims administration company. EIHI is located at 25 Race Avenue in Lancaster, Pennsylvania. The company’s Web address is www.easterninsuranceholdings.com.

FORWARD LOOKING STATEMENTS

In addition to historical information this press release may contain “forward-looking statements” that are made in good faith by EIHI pursuant to the “safe harbor” provisions of the private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to strategies, goals, beliefs, expectations, intentions, results of operations, future performance and business of EIHI. Numerous competitive, economic, regulatory, legal, technological and other factors could cause financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. EIHI cautions that the foregoing factors are not all inclusive. EIHI does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the company. This press release also does not constitute an offer to sell, or a solicitation of an offer to buy, EIHI securities. Such an offer will be made only by means of a prospectus.

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